UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 3

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

SONUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4343413
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1522 217th Place SE, Suite 100

Bothell, Washington 98021

(Address, including zip code, of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this Form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  Not applicable

The undersigned registrant hereby amends its Registration Statement on Form 8-A/A filed on July 25, 2002, as amended by Amendment No. 1 on October 18, 2005 and Amendment No. 2 on August 14, 2006, by adding the information set forth below.

ITEM 1.                              DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective May 27, 2008, Sonus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), executed a Third Amendment to Amended and Restated Rights Agreement (the “Third Amendment”) with Computershare Trust Company, N.A, as Rights Agent, which amended that certain Amended and Restated Rights Agreement, dated as of July 24, 2002, by and between the Company and U.S. Stock Transfer Corporation, as predecessor Rights Agent (the “Amended and Restated Rights Agreement”), as amended by the First Amendment to Amended and Restated Rights Agreement, dated October 17, 2005 (the “First Amendment”), and the Second Amendment to Amended and Restated Rights Agreement, dated August 10, 2006 (the “Second Amendment”). The Amended and Restated Rights Agreement, First Amendment, Second Amendment and Third Amendment are collectively referred to herein as the “Rights Agreement”. Any capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

The Third Amendment provides that (i) neither OncoGenex Technologies Inc., a corporation existing under the federal laws of Canada (“OncoGenex”), nor any of its Affiliates, Associates, securityholders or group of securityholders shall be deemed an Acquiring Person as a result of the approval and execution of that certain Arrangement Agreement, dated as of May 27, 2008, by and between the Company and OncoGenex (as the same may be amended from time to time, the “Arrangement Agreement”) or the completion of the transactions contemplated thereunder, and (ii) no Stock Acquisition Date, Distribution Date or Triggering Event shall be deemed to have occurred solely as a result of the approval and execution of the Arrangement Agreement or the completion of the transactions contemplated thereunder. The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which was filed as Exhibit 4.1 to Form 8-K, filed with the Securities and Exchange Commission on May 30, 2008, and is incorporated herein by this reference.

The Amended and Restated Rights Agreement was filed as Exhibit 2.1 to Form 8-A/A, filed with the Securities and Exchange Commission on July 25, 2002. The First Amendment was filed as Exhibit 2 to Form 8-A/A filed with the Securities and Exchange Commission on October 18, 2005. The Second Amendment was filed as Exhibit 3 to Form 8-A/A, filed with the Securities and Exchange Commission on August 14, 2006. A copy of the Rights Agreement is available to stockholders of the Company free of charge by directing a request to: Sonus Pharmaceuticals, Inc., 1522 217th Place SE, Suite 100, Bothell, WA 98021, Phone (425) 686 1500, Fax (425) 686-1600, Attention: Investor Relations.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by this reference.

ITEM 2.	EXHIBITS

1.

Amended and Restated Rights Agreement dated July 24, 2002, by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent, which includes as Exhibit A thereto a Certificate of Designation for the Preferred Stock and as Exhibit B a form of Rights Certificate (Incorporated by reference to Exhibit 2.1 to Form 8-A/A filed with the Securities and Exchange Commission on July 25, 2002).

2.

First Amendment to Amended and Restated Rights Agreement dated October 17, 2005, by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent (Incorporated by reference to Exhibit 2 to Form 8-A/A filed with the Securities and Exchange Commission on October 18, 2005).

3.

Second Amendment to Amended and Restated Rights Agreement dated August 10, 2006, by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent (Incorporated by reference to Exhibit 3 to Form 8-A/A filed with the Securities and Exchange Commission on August 14, 2006).

4.

Third Amendment to Amended and Restated Rights Agreement dated May 27, 2008, by and between the Company and Computershare Trust Company, N.A, as Rights Agent (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2008).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SONUS PHARMACEUTICALS, INC.

By:	/s/ Alan Fuhrman
Alan Fuhrman Senior Vice President and Chief Financial
Officer

Date: May 30, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit

1.

Amended and Restated Rights Agreement dated July 24, 2002, by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent, which includes as Exhibit A thereto a Certificate of Designation for the Preferred Stock and as Exhibit B a form of Rights Certificate. (Incorporated by reference to Exhibit 2.1 to Form 8-A/A filed with the Securities and Exchange Commission on July 25, 2002).

2.

First Amendment to Amended and Restated Rights Agreement dated October 17, 2005, by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent. (Incorporated by reference to Exhibit 2 to Form 8-A/A filed with the Securities and Exchange Commission on October 18, 2005).

3.

Second Amendment to Amended and Restated Rights Agreement dated August 10, 2006, by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent. (Incorporated by reference to Exhibit 3 to Form 8-A/A filed with the Securities and Exchange Commission on August 14, 2006).

4.

Third Amendment to Amended and Restated Rights Agreement dated May 27, 2008, by and between the Company and Computershare Trust Company, N.A, as Rights Agent (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2008).